BRIDGEWAY FUNDS, INC.

AMENDMENT

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) is effective as of February 20, 2013 by and between Bridgeway Funds, Inc. (the “Fund”) and BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Fund entered into an Administration and Accounting Services Agreement effective as of February 20, 2010, as amended (the “Agreement”), relating to BNY Mellon’s provision of certain services to the Fund.

B.	The Fund and BNY Mellon desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	All references to “PNC” in the Agreement are hereby deleted and replaced with “BNY Mellon”.

2.	The first sentence of Section 15(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Unless terminated pursuant to its terms, this Agreement shall continue until February 20, 2016 (the “Initial Term”).”

3.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 2 above) rather than in a “Renewal Term”.

4.	Section 13 sub-section (vii) is hereby deleted in its entirety and replaced with the following:

“(vii)

Prepare and coordinate the filing of any annual Post-Effective Amendments and supplements (no more than four (4) supplements per year) to the Fund’s Registration Statement (not including the creation of a series or class); provide financial data required in the prospectus and statement of additional information to the extent such financial data has been prepared by or is in the possession of BNY Mellon; prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2. For the avoidance of doubt, any annual Post-Effective Amendments includes the preparation and coordinating the filing of any annual summary prospectuses and the new form of annual statutory prospectuses;”

5.	Miscellaneous.

(a)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d)	The Fund hereby represents and warrants to BNY Mellon that (i) the terms of the Agreement (as amended hereby), (ii) the fees and expenses associated with the Agreement (as amended hereby), and (iii) any benefits accruing to BNY Mellon or to the adviser or sponsor to the Fund in connection with the Agreement (as amended hereby) have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of the Agreement (as amended hereby), any such fees and expenses, and any such benefits.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives designated below as of the day and year first above written.

BRIDGEWAY FUNDS, INC.

By:	/s/ Michael D. Mulcahy
Name:	Michael D. Mulcahy
Title:	President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Managing Director